                              PLAINVIEW APARTMENTS
                              1000 STONE SPRING WAY
                              LOUISVILLE, KENTUCKY

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF JUNE 5, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.


                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                    JULY 9, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: PLAINVIEW APARTMENTS
    1000 STONE SPRING WAY
    LOUISVILLE, JEFFERSON COUNTY, KENTUCKY

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 479 units with a total of 475,159 square feet of rentable area. The improvements were built in 1972. The improvements are situated on 30.717 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 62% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective June 5, 2003 is:

                                  ($16,500,000)

                         Respectfully submitted,
                         AMERICAN APPRAISAL ASSOCIATES, INC.

                         -s- Jeff Briggs
July 9, 2003             Jeff Briggs, MAI
#053272                  Engagement Director, Real Estate Group
                         Commonwealth of Kentucky State Certified General Real
                            Property Appraiser #002611

Report By:
Kim Cook

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                          APPRAISAL DATA

Executive Summary..........................................................    4
Introduction...............................................................    9
Area Analysis..............................................................   11
Market Analysis............................................................   14
Site Analysis..............................................................   16
Improvement Analysis ......................................................   16
Highest and Best Use ......................................................   17

                                    VALUATION

Valuation Procedure........................................................   18
Sales Comparison Approach..................................................   20
Income Capitalization Approach ............................................   26
Reconciliation and Conclusion .............................................   38

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables
Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                   Plainview Apartments
LOCATION:                        1000 Stone Spring Way
                                 Louisville, Kentucky

INTENDED USE OF ASSIGNMENT:      Court Settlement
PURPOSE OF APPRAISAL:            "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:              Fee simple estate

DATE OF VALUE:                   June 5, 2003
DATE OF REPORT:                  July 9, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
      Size:                      30.717 acres, or 1,338,033 square feet
      Assessor Parcel No.:       1903-0122-0000; 1987-0001-0000
      Floodplain:                Community Panel No. 210121 0095D (February 2,
                                 1994)
                                 Flood Zone X, an area outside the floodplain.
     Zoning:                     R-7 (Residential Medium Density)

BUILDING:
      No. of Units:              479 Units
      Total NRA:                 475,159 Square Feet
      Average Unit Size:         992 Square Feet
      Apartment Density:         15.6 units per acre
      Year Built:                1972

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                      Market Rent
                      Square      ------------------      Monthly       Annual
   Unit Type           Feet       Per Unit    Per SF      Income        Income
   ---------           ----       --------    ------      ------        ------
1Br/1Ba - 1A102         489         $ 449     $ 0.92     $  7,184     $   86,208
1Br/1Ba - 1B101         530         $ 469     $ 0.88     $ 14,539     $  174,468
1Br/1Ba - 1C101         688         $ 509     $ 0.74     $ 16,797     $  201,564
1Br/1Ba - 1D15LF        772         $ 569     $ 0.74     $  9,104     $  109,248
1Br/1Ba - 1E15LF        805         $ 569     $ 0.71     $ 18,208     $  218,496
1Br/1Ba - 1F101         817         $ 519     $ 0.64     $ 41,520     $  498,240
                                                         --------     ----------
                                              Total      $301,031     $3,612,372
                                                         ========     ==========

OCCUPANCY:           62%
ECONOMIC LIFE:       45 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

EFFECTIVE AGE:                    25 Years
REMAINING ECONOMIC LIFE:          20 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

                [PICTURE]                       [PICTURE]

           ENTRANCE TO SUBJECT          VIEW OF LEASING OFFICE

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
      As Vacant:             Hold for future multi-family development
      As Improved:           Continuation as its current use

METHOD OF VALUATION:         In this instance, the Sales Comparison and Income
                             Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

          DIRECT CAPITALIZATION                  Amount              $/Unit
          ---------------------                  ------              ------
Potential Rental Income                        $3,612,372            $7,541
Effective Gross Income                         $3,379,869            $7,056
Operating Expenses                             $1,708,978            $3,568              50.6% of EGI
Net Operating Income:                          $1,551,140            $3,238

Capitalization Rate                            8.50%
DIRECT CAPITALIZATION VALUE                    $16,800,000  *        $35,073 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                 10 years
2002 Economic Vacancy                          34%
Stabilized Vacancy & Collection Loss:          13%
Lease-up / Stabilization Period                12 months
Terminal Capitalization Rate                   9.50%
Discount Rate                                  11.00%
Selling Costs                                  2.00%
Growth Rates:
       Income                                  2.50%
       Expenses:                               2.50%
DISCOUNTED CASH FLOW VALUE                     $16,100,000  *        $33,612 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE         $16,500,000           $34,447 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
       Range of Sales $/Unit (Unadjusted)      $28,704 to $56,341
       Range of Sales $/Unit (Adjusted)        $31,574 to $45,975
VALUE INDICATION - PRICE PER UNIT              $16,700,000  *        $34,864 / UNIT

EGIM ANALYSIS
       Range of EGIMs from Improved Sales      4.51 to 7.75
       Selected EGIM for Subject               5.25
       Subject's Projected EGI                 $3,379,869
EGIM ANALYSIS CONCLUSION                       $16,300,000  *        $34,029 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION               $16,700,000  *        $34,864 / UNIT

RECONCILED SALES COMPARISON VALUE              $16,500,000           $34,447 / UNIT

--------------------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
      Price Per Unit                          $16,700,000
      NOI Per Unit                            $16,700,000
      EGIM Multiplier                         $16,300,000
INDICATED VALUE BY SALES COMPARISON           $16,500,000         $34,447 / UNIT

INCOME APPROACH:
      Direct Capitalization Method:           $16,800,000
      Discounted Cash Flow Method:            $16,100,000
INDICATED VALUE BY THE INCOME APPROACH        $16,500,000         $34,447 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:          $16,500,000         $34,447 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 1000 Stone Spring Way, Louisville, Jefferson County, Kentucky. Louisville identifies it as 1903-0122-0000; 1987-0001-0000.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Kim Cook on June 5, 2003. Jeff Briggs, MAI has not made a personal inspection of the subject property. Kim Cook performed the research, valuation analysis and wrote the report. Jeff Briggs, MAI reviewed the report and concurs with the value. Jeff Briggs, MAI and Kim Cook have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of June 5, 2003. The date of the report is July 9, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute,

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

       MARKETING PERIOD:            6 to 12 months
       EXPOSURE PERIOD:             6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in DDRE III. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Louisville, Kentucky. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   - Moser Road
West   - Interstate 264
South  - Interstate 64
North  - US Highway 60/Shelbyville Road

MAJOR EMPLOYERS

Major employers in the subject's area include United Parcel Service (21,272), Ford Motor Company (10,300), Norton Healthcare (6,495), GE Appliances (6,000), Kroger(4,837), Humana, Inc.(4,626), Jewish Hospital Healthcare Services (4,332), CARITAS Health Services (2,345), and Baptist Hospital East (2,235).. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

                           NEIGHBORHOOD DEMOGRAPHICS

                                                     AREA
                                ----------------------------------------------
         CATEGORY               1-Mi. RADIUS      3-Mi. RADIUS    5-Mi. RADIUS        MSA
         --------               ------------      ------------    ------------        ---
POPULATION TRENDS
Current Population                   8,579            73,129         182,826       1,036,953
5-Year Population                    8,663            76,299         191,456       1,068,993
% Change CY-5Y                         1.0%              4.3%            4.7%            3.1%
Annual Change CY-5Y                    0.2%              0.9%            0.9%            0.6%

HOUSEHOLDS
Current Households                   3,879            31,397          78,134         420,299
5-Year Projected Households          4,007            33,695          83,714         442,511
% Change CY - 5Y                       3.3%              7.3%            7.1%            5.3%
Annual Change CY-5Y                    0.7%              1.5%            1.4%            1.1%

INCOME TRENDS
Median Household Income           $ 69,816          $ 61,759        $ 60,112      $   39,281
Per Capita Income                 $ 36,925          $ 30,425        $ 29,500      $   22,795
Average Household Income          $ 82,718          $ 71,065        $ 68,970      $   56,240

Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                      AREA
                                 ----------------------------------------------
        CATEGORY                 1-Mi. RADIUS      3-Mi. RADIUS    5-Mi. RADIUS      MSA
        --------                 ------------      ------------    ------------      ---
HOUSING TRENDS
% of Households Renting              35.99%            32.00%          28.84%       29.34%
5-Year Projected % Renting           36.46%            32.35%          28.46%       29.06%

% of Households Owning               53.65%            61.54%          66.04%       64.53%
5-Year Projected % Owning            53.47%            61.63%          66.76%       65.16%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Apartments
South - Good quality retail, office development
East  - Condominiums
West  - Apartments and church on west side of Hurstbourne Parkway

CONCLUSIONS

The subject is well located within the city of Louisville. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

                                 MARKET ANALYSIS

The subject property is located in the city of Louisville in Jefferson County. The overall pace of development in the subject's market is more or less stable. REIS does not show any construction statistics for this submarket. No new apartment construction in the vicinity was noted during our inspection. The following table illustrates historical vacancy rates for the subject's market.

                            HISTORICAL VACANCY RATE

           Period                Region      Submarket
           ------                ------      ---------
1st Quarter 2003                   9.6%        11.9%
4th Quarter 2002                   8.4%        10.7%
Average Per Ending 12/31/02        7.6%         9.7%

Source: REIS, Subtrend Futures, Louisville Apartment, Northeast Jefferson County, 1st Quarter 2003

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has underperformed the overall market.

Market rents in the subject's market have been following a decreasing trend. The following table illustrates historical rental rates for the subject's market.

                          HISTORICAL AVERAGE RENT

  Period        Region       % Change        Submarket       % Change
  ------        ------       --------        ---------       --------
1st Q 2003        NA            -              $ 680              -
1st Q 2002        NA            -              $ 667           -1.9%
1st Q 2001        NA            -              $ 670            0.4%
1st Q 2002        NA            -              $ 651           -2.8%
                                -
                                -

Source: REIS, Subtrend Futures, Louisville Apartment, Northeast Jefferson County, 1st Quarter 2003

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

                             COMPETITIVE PROPERTIES

  No.              Property Name               Units     Ocpy.     Year Built     Proximity to subject
  ---              -------------               -----     -----     ----------     --------------------
  R-1        Hurstbourne Grand Apartments       410       83%        1972,76      2 miles NW of subject
  R-2        Churchill Apartments               384       90%         1969        3 miles SW of subject
  R-3        Mallgate                           540       73%         1968        2.5 miles NW of subject
  R-4        East Chase Apartments              440       86%         1986        1 mile SW of subject
  R-5        Vieux Carre                        375       87%      1973, 1980     0.5 mile N of subject
Subject      Plainview Apartments               479       62%         1972

The subject market consists of a number of complexes built from 1970 to 1979. These properties, like the subject report occupancies near or below stabilized levels. The overall vacancy rate for the submarket is 10.4%.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

                              PROPERTY DESCRIPTION

SITE ANALYSIS

 Site Area                    30.717 acres, or 1,338,033 square
                               feet
 Shape                        Irregular
 Topography                   Level
 Utilities                    All necessary utilities are available to the site.
 Soil Conditions              Stable
 Easements Affecting Site     None other than typical utility easements
 Overall Site Appeal          Good
 Flood Zone:
   Community Panel            210121 0095D, dated February 2, 1994
   Flood Zone                 Zone X
 Zoning                       R-7, the subject improvements represent a legal
                               conforming use of the site.

REAL ESTATE TAXES

                                    ASSESSED VALUE - 2002
                         -----------------------------------------      TAX RATE /   PROPERTY
   PARCEL NUMBER            LAND         BUILDING         TOTAL         MILL RATE     TAXES
   -------------            ----         --------         -----         ---------     -----
1903-0122-0000;          $3,076,400    $12,132,000     $15,208,400       0.01092    $166,046
1987-0001-0000

IMPROVEMENT ANALYSIS

Year Built                    1972
Number of Units               479
Net Rentable Area             475,159 Square Feet
Construction:
  Foundation                  Reinforced concrete slab
  Frame                       Heavy or light wood
  Exterior Walls              Wood or vinyl siding
  Roof                        Composition shingle over a wood truss structure
Project Amenities             Amenities at the subject include a swimming pool,
                              spa/jacuzzi, tennis court, meeting  hall,
                              laundry room, business office, and parking area.
Unit Amenities                Individual unit amenities include a balcony,
                              fireplace, cable TV connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, a dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

Unit Mix:

                                           Unit Area
Unit Type             Number of Units      (Sq. Ft.)
---------             ---------------      ---------
1Br/1Ba - 1A102             16                489
1Br/1Ba - 1B101             31                530
1Br/1Ba - 1C101             33                688
1Br/1Ba - 1D15LF            16                772
1Br/1Ba - 1E15LF            32                805
1Br/1Ba - 1F101             80                817

Overall Condition                        Average
Effective Age                            25 years
Economic Life                            45 years
Remaining Economic Life                  20 years
Deferred Maintenance                     The deferred maintenance at the subject
                                         property was estimated for a total
                                         amount of $1,000,000.

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1972 and consist of a 479-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY



                              THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

SUMMARY OF COMPARABLE SALES-IMPROVED

                                                                                COMPARABLE
            DESCRIPTION                        SUBJECT                             I - 1
----------------------------------------------------------------------------------------------------
  Property Name                     Plainview Apartments             Mallgate
LOCATION:
  Address                           1000 Stone Spring Way            514 Brightwood Place
  City, State                       Louisville, Kentucky             Louisville, KY
  County                            Jefferson                        Jefferson County
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)            475,159                          516,312
  Year Built                        1972                             1968
  Number of Units                   479                              540
  Unit Mix:                                 Type             Total    Type                    Total
                                    1Br/1Ba - 1A102           16     Studio                     22
                                    1Br/1Ba - 1B101           31     1Br/1Ba                    26
                                    1Br/1Ba - 1C101           33     1Br/1Ba                   148
                                    1Br/1Ba - 1D15LF          16     2Br/2Ba                   284
                                    1Br/1Ba - 1E15LF          32     3Br/1Ba                    60
                                    1Br/1Ba - 1F101           80
                                    1Br/1Ba - 1G101           16
                                    2Br/2Ba - 2J201-2J202     88
                                    2Br/2.5BaTH - 2K25        15
                                    2Br/2Ba - 2L201-2L202     32
                                    2Br/2Ba - 2M201 - 2M       8
                                    2Br/2.5Ba - 2N25TF        35
                                    3Br/2Ba - 3P201-3P202     55
                                    3Br/2.5Ba - 3Q25TF        22
  Average Unit Size (SF)            992                              956
  Land Area (Acre)                  30.7170                          23.6000
  Density (Units/Acre)              15.6                             22.9
  Parking Ratio (Spaces/Unit)       1.71                             NA
  Parking Type (Gr., Cov., etc.)    Open                             Open
CONDITION:                          Average                          Average
APPEAL:                             Average                          Average
AMENITIES:
  Pool/Spa                          Yes/Yes                          Yes/No
  Gym Room                          No                               Yes
  Laundry Room                      Yes                              Yes
  Secured Parking                   No                               No
  Sport Courts                      Yes                              Yes
  Washer/Dryer Connection           Yes                              Yes
  Other                                                              No
  Other
OCCUPANCY:                          62%                              91%
TRANSACTION DATA:
  Sale Date                                                          April, 2003
  Sale Price ($)                                                     $15,500,000
  Grantor                                                            Alice Boden/Nancy Branch
  Grantee                                                            BIRP/Mallgate II LLC
  Sale Documentation                                                 NA
  Verification                                                       Broker
  Telephone Number
ESTIMATED PRO-FORMA:                                                  Total $      $/Unit      $/SF
  Potential Gross Income                                             $3,774,725    $6,990      $7.31
  Vacancy/Credit Loss                                                $  339,725    $  629      $0.66
  Effective Gross Income                                             $3,435,000    $6,361      $6.65
  Operating Expenses                                                 $2,137,354    $3,958      $4.14
  Net Operating Income                                               $1,297,646    $2,403      $2.51
NOTES:                                                               Original asking price was
                                                                     $22.5M and marketed 2 yrs
                                                                     due to property condition.
                                                                     Buyer to rehab at $6,500/unit.
  PRICE PER UNIT                                                                   $28,704
  PRICE PER SQUARE FOOT                                                            $ 30.02
  EXPENSE RATIO                                                                       62.2%
  EGIM                                                                                4.51
  OVERALL CAP RATE                                                                    8.37%
  Cap Rate based on Pro Forma or Actual Income?                                  PRO FORMA

                                               COMPARABLE                         COMPARABLE
            DESCRIPTION                           I - 2                              I - 3
------------------------------------------------------------------------------------------------------
  Property Name                     Regent Park (formerly Doral        Hurstbourne Grand Apartments
                                    Apartments)
LOCATION:
  Address                           9400 Hurstbourne Park Boulevard    8916 Marksfield Road
  City, State                       Louisville, KY                     Louisville, KY
  County                            Jefferson County                   Jefferson County
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)            319,730                            547,480
  Year Built                        1973                               1972, 1976
  Number of Units                   228                                410
  Unit Mix:                          Type                    Total      Type                    Total
                                    1Br/1Ba                    NA      1Br/1Ba                   152
                                    2Br/2Ba                    NA      2Br/1Ba                   201
                                                                       3Br/2Ba                    57
  Average Unit Size (SF)            1,402                              1,335
  Land Area (Acre)                  9.5200                             29.1100
  Density (Units/Acre)              23.9                               14.1
  Parking Ratio (Spaces/Unit)       NA                                 NA
  Parking Type (Gr., Cov., etc.)    Open                               Open, carports
CONDITION:                          Average                            Average
APPEAL:                             Average                            Good
AMENITIES:
  Pool/Spa                          Yes/No                             Yes/No
  Gym Room                          No                                 No
  Laundry Room                      Yes                                Yes
  Secured Parking                   No                                 No
  Sport Courts                      Yes                                Yes
  Washer/Dryer Connection           Yes                                Yes
  Other
  Other
OCCUPANCY:                          89%                                90%
TRANSACTION DATA:
  Sale Date                         July, 2002                         March, 2002
  Sale Price ($)                    $11,250,000                        $23,100,000
  Grantor                           Doral Apartments                   Hurstbourne Realty
  Grantee                           Beethoven Associates LLC           Hurstbourne Grand LLC
  Sale Documentation                Book 7926, Page 0873               Book 7850, Page 132
  Verification                      Broker                             Broker
  Telephone Number
ESTIMATED PRO-FORMA:                 Total $        $/Unit     $/SF     Total $      $/Unit      $/SF
  Potential Gross Income            $2,102,742      $9,223     $6.58     NA
  Vacancy/Credit Loss               $  220,788      $  968     $0.69     NA
  Effective Gross Income            $1,881,954      $8,254     $5.89   $2,978,811    $7,265      $5.44
  Operating Expenses                $  823,913      $3,614     $2.58   $1,379,500    $3,365      $2.52
  Net Operating Income              $1,058,041      $4,641     $3.31   $1,599,311    $3,901      $2.92
NOTES:                              This property reportedly           This property was recently
                                    sold in 1999 for $9.75M            renovated and in good
                                    with NOI increase of approx        condition.
                                    35%.
  PRICE PER UNIT                              $49,342                               $56,341
  PRICE PER SQUARE FOOT                       $ 35.19                               $ 42.19
  EXPENSE RATIO                                  43.8%                                 46.3%
  EGIM                                           5.98                                  7.75
  OVERALL CAP RATE                               9.40%                                 6.92%
  Cap Rate based on Pro Forma or Actual Income?  PRO FORMA                            ACTUAL

                                             COMPARABLE
            DESCRIPTION                         I - 4
------------------------------------------------------------------
  Property Name                     River Oak
LOCATION:
  Address                           2400 Mellwood Avenue
  City, State                       Louisville, KY
  County                            Jefferson County
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)            210,558
  Year Built                        1989
  Number of Units                   268
  Unit Mix:                          Type                    Total
                                    1Br/1Ba                    30
                                    1Br/1Ba                   136
                                    2Br/2Ba                    34
                                    2Br/2Ba                    68
  Average Unit Size (SF)            786
  Land Area (Acre)                  14.3400
  Density (Units/Acre)              18.7
  Parking Ratio (Spaces/Unit)       NA
  Parking Type (Gr., Cov., etc.)    Open
CONDITION:                          Average
APPEAL:                             Average
AMENITIES:
  Pool/Spa                          Yes/Yes
  Gym Room                          Yes
  Laundry Room                      Yes
  Secured Parking                   No
  Sport Courts                      Yes
  Washer/Dryer Connection           Yes
  Other                             No
  Other
OCCUPANCY:                          96%
TRANSACTION DATA:
  Sale Date                         May, 2001
  Sale Price ($)                    $14,650,000
  Grantor                           CapREIT River Oak LLP
  Grantee                           River Oak, LLC
  Sale Documentation                Book 7708, Page 441
  Verification                      Broker
  Telephone Number
ESTIMATED PRO-FORMA:                 Total $      $/Unit        $/SF
  Potential Gross Income            $2,198,556    $8,204       $10.44
  Vacancy/Credit Loss               $   87,942    $  328       $ 0.42
  Effective Gross Income            $2,110,614    $7,875       $10.02
  Operating Expenses                $  833,785    $3,111       $ 3.96
  Net Operating Income              $1,276,829    $4,764       $ 6.06
NOTES:                              Garden-style complex
                                    located two miles east of
                                    the CBD.
  PRICE PER UNIT                                 $54,664
  PRICE PER SQUARE FOOT                          $ 69.58
  EXPENSE RATIO                                     39.5%
  EGIM                                              6.94
  OVERALL CAP RATE                                  8.72%
  Cap Rate based on Pro Forma or Actual Income?  PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $28,704 to $56,341 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $31,574 to $45,975 per unit with a mean or average adjusted price of $38,144 per unit. The median adjusted price is $37,513 per unit. Based on the following analysis, we have concluded to a value of $38,000 per unit, which results in an "as is" value of $16,700,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

SALES ADJUSTMENT GRID

                                                                      COMPARABLE                  COMPARABLE
           DESCRIPTION                       SUBJECT                     I - 1                       I - 2
---------------------------------------------------------------------------------------------------------------------
  Property Name                       Plainview Apartments    Mallgate                    Regent Park (formerly Doral
                                                                                          Apartments)
  Address                             1000 Stone Spring Way   514 Brightwood Place        9400 Hurstbourne Park
                                                                                           Boulevard
  City                                Louisville, Kentucky    Louisville, KY              Louisville, KY
  Sale Date                                                   April, 2003                 July, 2002
  Sale Price ($)                                              $15,500,000                 $11,250,000
  Net Rentable Area (SF)              475,159                 516,312                     319,730
  Number of Units                     479                     540                         228
  Price Per Unit                                              $28,704                     $49,342
  Year Built                          1972                    1968                        1973
  Land Area (Acre)                    30.7170                 23.6000                     9.5200
VALUE ADJUSTMENTS                         DESCRIPTION              DESCRIPTION    ADJ.         DESCRIPTION     ADJ.
  Property Rights Conveyed            Fee Simple Estate       Fee Simple Estate    0%     Fee Simple Estate     0%
  Financing                                                   Cash To Seller       0%     Cash To Seller        0%
  Conditions of Sale                                          Arm's Length         0%     Arm's Length          0%
  Date of Sale (Time)                                         04-2003              0%     07-2002               2%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                   $28,704                     $50,329
  Location                                                    Comparable           0%     Comparable            0%
  Number of Units                     479                     540                  0%     228                 -10%
  Quality / Appeal                    Average                 Inferior            20%     Comparable            0%
  Age / Condition                     1972                    1968 / Average       0%     1973 / Average        0%
  Occupancy at Sale                   62%                     91%                -10%     89%                 -10%
  Amenities                           Average                 Comparable           0%     Comparable            0%
  Average Unit Size (SF)              992                     956                  0%     1,402               -10%
PHYSICAL ADJUSTMENT                                                               10%                         -30%
FINAL ADJUSTED VALUE ($/UNIT)                                         $31,574                    $35,230

                                              COMPARABLE                        COMPARABLE
           DESCRIPTION                           I - 3                             I - 4
---------------------------------------------------------------------------------------------------
  Property Name                       Hurstbourne Grand Apartments      River Oak
  Address                             8916 Marksfield Road              2400 Mellwood Avenue
  City                                Louisville, KY                    Louisville, KY
  Sale Date                           March, 2002                       May, 2001
  Sale Price ($)                      $23,100,000                       $14,650,000
  Net Rentable Area (SF)              547,480                           210,558
  Number of Units                     410                               268
  Price Per Unit                      $56,341                           $54,664
  Year Built                          1972, 1976                        1989
  Land Area (Acre)                    29.1100                           14.3400
VALUE ADJUSTMENTS                            DESCRIPTION       ADJ.            DESCRIPTION     ADJ.
  Property Rights Conveyed            Fee Simple Estate         0%      Fee Simple Estate       0%
  Financing                           Cash To Seller            0%      Cash To Seller          0%
  Conditions of Sale                  Arm's Length              0%      Arm's Length            0%
  Date of Sale (Time)                 03-2002                   2%      05-2001                 4%
VALUE AFTER TRANS. ADJUST. ($/UNIT)             $57,468                          $56,851
  Location                            Comparable                0%      Inferior                5%
  Number of Units                     410                       0%      268                   -10%
  Quality / Appeal                    Comparable                0%      Superior              -10%
  Age / Condition                     1972, 1976 / Average      0%      1989 / Average        -10%
  Occupancy at Sale                   90%                     -10%      96%                   -10%
  Amenities                           Comparable                0%      Comparable              0%
  Average Unit Size (SF)              1,335                   -10%      786                     5%
PHYSICAL ADJUSTMENT                                           -20%                            -30%
FINAL ADJUSTED VALUE ($/UNIT)                  $45,975                           $39,796

SUMMARY

VALUE RANGE (PER UNIT)              $31,574  TO $ 45,975
MEAN (PER UNIT)                     $38,144
MEDIAN (PER UNIT)                   $37,513
VALUE CONCLUSION (PER UNIT)         $38,000

VALUE OF IMPROVEMENT & MAIN SITE                            $ 18,202,000
  DEFERRED MAINTENANCE                                     -$  1,000,000
  LESS: LEASE-UP COST                                      -$    472,000
VALUE INDICATED BY SALES COMPARISON APPROACH                $ 16,730,000
ROUNDED                                                     $ 16,700,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

                             NOI PER UNIT COMPARISON

                         SALE PRICE                  NOI/         SUBJECT NOI
COMPARABLE     NO. OF    ----------                --------      --------------    ADJUSTMENT      INDICATED
   NO.         UNITS     PRICE/UNIT       OAR      NOI/UNIT      SUBJ. NOI/UNIT     FACTOR        VALUE/UNIT
------------------------------------------------------------------------------------------------------------
  I-1           540      $15,500,000      8.37%   $1,297,646      $1,551,140         1.348          $38,680
                         $    28,704              $    2,403      $    3,238
  I-2           228      $11,250,000      9.40%   $1,058,041      $1,551,140         0.698          $34,432
                         $    49,342              $    4,641      $    3,238
  I-3           410      $23,100,000      6.92%   $1,599,311      $1,551,140         0.830          $46,773
                         $    56,341              $    3,901      $    3,238
  I-4           268      $14,650,000      8.72%   $1,276,829      $1,551,140         0.680          $37,155
                         $    54,664              $    4,764      $    3,238

                                   PRICE/UNIT

  Low           High     Average       Median
$34,432       $46,773    $39,260      $ 37,918

                  VALUE ANALYSIS BASED ON COMPARABLES NOI PER

Estimated Price Per Unit                        $    38,000
Number of Units                                         479

Value                                           $18,202,000
  Deferred Maintenance                         -$ 1,000,000
  Less: Lease-Up Cost                          -$   472,000
                                               ------------
Value Based on NOI Analysis                     $16,730,000
                                  Rounded       $16,700,000

The adjusted sales indicate a range of value between $34,432 and $46,773 per unit, with an average of $39,260 per unit. Based on the subject's competitive position within the improved sales, a value of $38,000 per unit is estimated. This indicates an "as is" market value of $16,700,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                           SALE PRICE
COMPARABLE       NO. OF    ----------       EFFECTIVE       OPERATING                 SUBJECT
   NO.           UNITS     PRICE/UNIT      GROSS INCOME      EXPENSE        OER     PROJECTED OER     EGIM
----------------------------------------------------------------------------------------------------------
   I-1           540      $ 15,500,000     $  3,435,000    $ 2,137,354     62.22%                     4.51
                          $     28,704
   I-2           228      $ 11,250,000     $  1,881,954    $   823,913     43.78%                     5.98
                          $     49,342
                                                                                        50.56%
   I-3           410      $ 23,100,000     $  2,978,811    $ 1,379,500     46.31%                     7.75
                          $     56,341
   I-4           268      $ 14,650,000     $  2,110,614    $   833,785     39.50%                     6.94
                          $     54,664

                                      EGIM

Low       High       Average     Median
4.51      7.75        6.30        6.46

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                        5.25
Subject EGI                                   $ 3,379,869

Value                                         $17,744,310
  Deferred Maintenance                       -$ 1,000,000
  Less: Lease-Up Cost                        -$   472,000
                                             ------------
Value Based on EGIM Analysis                  $16,272,310
                                 Rounded      $16,300,000

               Value Per Unit                 $    34,029

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 50.56% before reserves. The comparable sales indicate a range of expense ratios from 39.50% to 62.22%, while their EGIMs range from 4.51 to 7.75. Overall, we conclude to an EGIM of 5.25, which results in an "as is" value estimate in the EGIM Analysis of $16,300,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $16,500,000.

Price Per Unit                         $16,700,000
NOI Per Unit                           $16,700,000
EGIM Analysis                          $16,300,000

Sales Comparison Conclusion            $16,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                         SUMMARY OF ACTUAL AVERAGE RENTS

                                              Average
                            Unit Area   -------------------
    Unit Type               (Sq. Ft.)   Per Unit      Per SF    %Occupied
-------------------------------------------------------------------------
1Br/lBa - 1A102                489        $492        $1.01       37.5%
1Br/lBa - IB101                530        $443        $0.84       61.3%
1Br/lBa - 1C101                688        $502        $0.73       84.8%
1Br/lBa - 1D15LF               772        $381        $0.49       31.3%
1Br/lBa - 1E15LF               805        $545        $0.68       75.0%
1Br/lBa - 1F101                817        $508        $0.62       48.8%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

                                  RENT ANALYSIS

                                                                                        COMPARABLE RENTS
                                                                  -----------------------------------------------------------
                                                                      R-1          R-2        R-3        R-4         R-5
                                                                  -----------------------------------------------------------
                                                                  Hourstbourne
                                                                     Grand     Churchill              East Chase
                                                                   Apartments  Apartments   Mallgate  Apartments  Vieux Carre
                                                                  -----------------------------------------------------------
                                                                                      COMPARISON TO SUBJECT
                                              SUBJECT   SUBJECT   -----------------------------------------------------------
                          SUBJECT UNIT        ACTUAL    ASKING     Slightly     Slightly    Slightly
    DESCRIPTION               TYPE             RENT      RENT      Superior     Superior    Superior  Superior     Similar
-----------------------------------------------------------------------------------------------------------------------------
Monthly Rent               1Br/1Ba -          $   492   $   449                              $  459
Unit Area (SF)             1A102                  489       489                                 556
Monthly Rent Per Sq. Ft.                      $  1.01   $  0.92                              $ 0.83

Monthly Rent               1Br/1Ba - 1B101    $   443   $   469                              $  469
Unit Area (SF)                                    530       530                                 556
Monthly Rent Per Sq. Ft.                      $  0.84   $  0.88                              $ 0.84

Monthly Rent               1Br/1Ba - 1C101    $   502   $   509                                                     $  489
Unit Area (SF)                                    688       688                                                        688
Monthly Rent Per Sq. Ft.                      $  0.73   $  0.74                                                     $ 0.71

Monthly Rent               1Br/1Ba -          $   381   $   569                  $  529      $  520     $  580      $  519
Unit Area (SF)             1D15LF                 772       772                     736         768        750         800
Monthly Rent Per Sq. Ft.                      $  0.49   $  0.74                  $ 0.72      $ 0.68     $ 0.77      $ 0.65

Monthly Rent               1Br/1Ba -          $   545   $   569    $    695                                         $  539
Unit Area (SF)             1E15LF                 805       805       1,075                                            850
Monthly Rent Per Sq. Ft.                      $  0.68   $  0.71    $   0.65                                         $ 0.63

Monthly Rent               1Br/1Ba - 1F101    $   508   $   519    $    695
Unit Area (SF)                                    817       817       1,095
Monthly Rent Per Sq. Ft.                      $  0.62   $  0.64    $   0.63

Monthly Rent               1Br/1Ba - 1G101    $   572   $   599    $    720      $  639                 $  655
Unit Area (SF)                                    830       830       1,160         939                    850
Monthly Rent Per Sq. Ft.                      $  0.69   $  0.72    $   0.62      $ 0.68                 $ 0.77

Monthly Rent               2Br/2Ba - 2J201-   $   644   $   629    $    850      $  669      $  619     $  720      $  599
Unit Area (SF)             2J202                1,032     1,032       1,340       1,014       1,065      1,050       1,028
Monthly Rent Per Sq. Ft.                      $  0.62   $  0.61    $   0.63      $ 0.66      $ 0.58     $ 0.69      $ 0.58

Monthly Rent               2Br/2.5BaTH -      $   660   $   689    $    870                                         $  629
Unit Area (SF)             2K25                 1,090     1,090       1,430                                          1,100
Monthly Rent Per Sq. Ft.                      $  0.61   $  0.63    $   0.61                                         $ 0.57

Monthly Rent               2Br/2Ba - 2L201-   $   652   $   699    $    825                                         $  719
Unit Area (SF)             2L202                1,179     1,179       1,435                                          1,200
Monthly Rent Per Sq. Ft.                      $  0.55   $  0.59    $   0.57                                         $ 0.60

Monthly Rent               2Br/2Ba -          $   638   $   719                              $  789
Unit Area (SF)             2M201 -2M202         1,225     1,225                               1,225
Monthly Rent Per Sq. Ft.                      $  0.52   $  0.59                              $ 0.64

Monthly Rent               2Br/2.5Ba -        $   702   $   759    $  1,115      $  869                             $  779
Unit Area (SF)             2N25TF               1,328     1,328       1,660       1,309                              1,300
Monthly Rent Per Sq. Ft.                      $  0.53   $  0.57    $   0.67      $ 0.66                             $ 0.60

Monthly Rent               3Br/2Ba - 3P201-   $   717   $   799    $  1,145                                         $  749

    DESCRIPTION             MIN       MAX     MEDIAN   AVERAGE
--------------------------------------------------------------
Monthly Rent              $   459   $   459   $  459   $   459
Unit Area (SF)                556       556      556       556
Monthly Rent Per Sq. Ft.  $  0.83   $  0.83   $ 0.83   $  0.83

Monthly Rent              $   469   $   469   $  469   $   469
Unit Area (SF)                556       556      556       556
Monthly Rent Per Sq. Ft.  $  0.84   $  0.84   $ 0.84   $  0.84

Monthly Rent              $   489   $   489   $  489   $   489
Unit Area (SF)                688       688      688       688
Monthly Rent Per Sq. Ft.  $  0.71   $  0.71   $ 0.71   $  0.71

Monthly Rent              $   519   $   580   $  525   $   537
Unit Area (SF)                736       800      759       764
Monthly Rent Per Sq. Ft.  $  0.65   $  0.77   $ 0.70   $  0.70

Monthly Rent              $   539   $   695   $  617   $   617
Unit Area (SF)                850     1,075      963       963
Monthly Rent Per Sq. Ft.  $  0.63   $  0.65   $ 0.64   $  0.64

Monthly Rent              $   695   $   695   $  695   $   695
Unit Area (SF)              1,095     1,095    1,095     1,095
Monthly Rent Per Sq. Ft.  $  0.63   $  0.63   $ 0.63   $  0.63

Monthly Rent              $   639   $   720   $  655   $   671
Unit Area (SF)                850     1,160      939       983
Monthly Rent Per Sq. Ft.  $  0.62   $  0.77   $ 0.68   $  0.69

Monthly Rent              $   599   $   850   $  669   $   691
Unit Area (SF)              1,014     1,340    1,050     1,099
Monthly Rent Per Sq. Ft.  $  0.58   $  0.69   $ 0.63   $  0.63

Monthly Rent              $   629   $   870   $  750   $   750
Unit Area (SF)              1,100     1,430    1,265     1,265
Monthly Rent Per Sq. Ft.  $  0.57   $  0.61   $ 0.59   $  0.59

Monthly Rent              $   719   $   825   $  772   $   772
Unit Area (SF)              1,200     1,435    1,318     1,318
Monthly Rent Per Sq. Ft.  $  0.57   $  0.60   $ 0.59   $  0.59

Monthly Rent              $   789   $   789   $  789   $   789
Unit Area (SF)              1,225     1,225    1,225     1,225
Monthly Rent Per Sq. Ft.  $  0.64   $  0.64   $ 0.64   $  0.64

Monthly Rent              $   779   $ 1,115   $  869   $   921
Unit Area (SF)              1,300     1,660    1,309     1,423
Monthly Rent Per Sq. Ft.  $  0.60   $  0.67   $ 0.66   $  0.64

Monthly Rent              $   749   $ 1,145   $  947   $   947

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

                             GROSS RENTAL INCOME PROJECTION

                                                             Market Rent
                                           Unit Area     -------------------          Monthly        Annual
   Unit Type           Number of Units     (Sq. Ft.)     Per Unit     Per SF          Income         Income
-------------------------------------------------------------------------------------------------------------
1Br/1Ba - 1A102              16               489          $449        $0.92         $  7,184      $   86,208
1Br/1Ba - 1B101              31               530          $469        $0.88         $ 14,539      $  174,468
1Br/1Ba - 1C101              33               688          $509        $0.74         $ 16,797      $  201,564
1Br/1Ba - 1D15LF             16               772          $569        $0.74         $  9,104      $  109,248
1Br/1Ba - 1E15LF             32               805          $569        $0.71         $ 18,208      $  218,496
1Br/1Ba - 1F101              80               817          $519        $0.64         $ 41,520      $  498,240
                                                                                     ------------------------
                                                                       Total         $301,031      $3,612,372
                                                                                     ========================

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                FISCAL YEAR 2000          FISCAL YEAR 2001        FISCAL YEAR 2002        FISCAL YEAR 2003
                             ---------------------     ---------------------   ---------------------   ----------------------
                                      ACTUAL                    ACTUAL                  ACTUAL            MANAGEMENT BUDGET
                             ---------------------     ---------------------   ---------------------   ----------------------
       DESCRIPTION              TOTAL     PER UNIT        TOTAL     PER UNIT      TOTAL     PER UNIT      TOTAL      PER UNIT
-----------------------      -----------  --------     -----------  --------   -----------  --------   -----------   --------
Revenues
 Rental Income               $ 3,650,700  $  7,622     $ 3,768,801  $  7,868   $ 3,605,812  $  7,528   $ 3,687,204   $  7,698

 Vacancy                     $   225,375  $    471     $   825,881  $  1,724   $ 1,033,124  $  2,157   $ 1,596,000   $  3,332
 Credit Loss/Concessions     $   129,029  $    269     $    98,500  $    206   $   175,132  $    366   $    96,000   $    200
                             ------------------------------------------------------------------------------------------------
  Subtotal                   $   354,404  $    740     $   924,381  $  1,930   $ 1,208,256  $  2,522   $ 1,692,000   $  3,532

 Laundry Income              $    36,985  $     77     $    28,829  $     60   $    38,448  $     80   $    18,288   $     38
 Garage Revenue              $         0  $      0     $         0  $      0   $         0  $      0   $         0   $      0
 Other Misc. Revenue         $   259,530  $    542     $   278,338  $    581   $   310,892  $    649   $   162,924   $    340
                             ------------------------------------------------------------------------------------------------
  Subtotal Other Income      $   296,515  $    619     $   307,167  $    641   $   349,340  $    729   $   181,212   $    378
                             ------------------------------------------------------------------------------------------------
Effective Gross Income       $ 3,592,811  $  7,501     $ 3,151,587  $  6,580   $ 2,746,896  $  5,735   $ 2,176,416   $  4,544

Operating Expenses
 Taxes                       $   172,011  $    359     $         0  $      0   $   164,416  $    343   $   167,440   $    350
 Insurance                   $    59,329  $    124     $         0  $      0   $    78,220  $    163   $   108,032   $    226
 Utilities                   $   356,569  $    744     $   488,420  $  1,020   $   652,408  $  1,362   $   664,240   $  1,387
 Repair & Maintenance        $    32,444  $     68     $   156,457  $    327   $    92,592  $    193  ($   417,748) -$    872
 Cleaning                    $    19,026  $     40     $    20,005  $     42   $    33,712  $     70   $         0   $      0
 Landscaping                 $    68,302  $    143     $    75,590  $    158   $   129,572  $    271   $   168,000   $    351
 Security                    $         0  $      0     $         0  $      0   $         0  $      0   $         0   $      0
 Marketing & Leasing         $    69,367  $    145     $    51,452  $    107   $    13,668  $     29   $    36,000   $     75
 General Administrative      $   360,671  $    753     $   423,459  $    884   $   338,888  $    707   $   402,904   $    841
 Management                  $   180,119  $    376     $         0  $      0   $   134,864  $    282   $   107,320   $    224
 Miscellaneous               $   111,104  $    232     $   169,630  $    354   $   177,284  $    370   $   180,000   $    376
                             ------------------------------------------------------------------------------------------------
Total Operating Expenses     $ 1,428,942  $  2,983     $ 1,385,013  $  2,891   $ 1,815,624  $  3,790   $ 1,416,188   $  2,957

 Reserves                    $         0  $      0     $         0  $      0   $         0  $      0   $         0   $      0
                             ------------------------------------------------------------------------------------------------
Net Income                   $ 2,163,869  $  4,517     $ 1,766,574  $  3,688   $   931,272  $  1,944   $   760,228   $  1,587

                                 ANNUALIZED 2003
                             -----------------------
                                     PROJECTION                AAA PROJECTION
                             -----------------------   -------------------------------
       DESCRIPTION              TOTAL       PER UNIT      TOTAL      PER UNIT      %
------------------------     -----------    --------   -----------   --------    -----
Revenues
 Rental Income               $ 3,559,284    $  7,431   $ 3,612,372   $  7,541    100.0%

 Vacancy                     $ 1,683,084    $  3,514   $   361,237   $    754     10.0%
 Credit Loss/Concessions     $   134,664    $    281   $   108,371   $    226      3.0%
                             ---------------------------------------------------------
  Subtotal                   $ 1,817,748    $  3,795   $   469,608   $    980     13.0%

 Laundry Income              $    21,528    $     45   $    21,555   $     45      0.6%
 Garage Revenue              $         0    $      0   $         0   $      0      0.0%
 Other Misc. Revenue         $   130,384    $    272   $   215,550   $    450      6.0%
                             ---------------------------------------------------------
  Subtotal Other Income      $   151,912    $    317   $   237,105   $    495      6.6%
                             ---------------------------------------------------------
Effective Gross Income       $ 1,893,448    $  3,953   $ 3,379,869   $  7,056    100.0%

Operating Expenses
 Taxes                       $   168,820    $    352   $   167,650   $    350      5.0%
 Insurance                   $   103,272    $    216   $    83,825   $    175      2.5%
 Utilities                   $   453,624    $    947   $   526,900   $  1,100     15.6%
 Repair & Maintenance       ($   260,728)  -$    544   $    95,800   $    200      2.8%
 Cleaning                    $    50,312    $    105   $    47,900   $    100      1.4%
 Landscaping                 $    70,200    $    147   $    71,850   $    150      2.1%
 Security                    $         0    $      0   $         0   $      0      0.0%
 Marketing & Leasing         $    39,364    $     82   $    43,110   $     90      1.3%
 General Administrative      $   381,692    $    797   $   383,200   $    800     11.3%
 Management                  $    94,960    $    198   $   168,993   $    353      5.0%
 Miscellaneous               $   122,868    $    257   $   119,750   $    250      3.5%
                             ---------------------------------------------------------
Total Operating Expenses     $ 1,224,384    $  2,556   $ 1,708,978   $  3,568     50.6%

 Reserves                    $         0    $      0   $   119,750   $    250      7.0%
                             ---------------------------------------------------------
Net Income                   $   669,064    $  1,397   $ 1,551,140   $  3,238     45.9%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 13% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are some major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an additional $1,000,000 has been deducted.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                           NATIONAL APARTMENT MARKET

                                 CAPITALIZATION RATES
                -----------------------------------------------------
                       GOING-IN                       TERMINAL
                -----------------------------------------------------
                 Low              High         Low              High
---------------------------------------------------------------------
Range           6.00%            10.00%       7.00%            10.00%
Average                  8.14%                         8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.      SALE DATE     OCCUP.   PRICE/UNIT      OAR
----------------------------------------------------------
   I-1          Apr-03        91%      $28,704       8.37%
   I-2          Jul-02        89%      $49,342       9.40%
   I-3          Mar-02        90%      $56,341       6.92%
   I-4          May-01        96%      $54,664       8.72%
   I-5          Jan-00        94%                     N/A
                                       High          9.40%
                                       Low           6.92%
                                       Average       8.35%

Based on this information, we have concluded the subject's overall capitalization rate should be 8.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 9.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.00% indicates a value of $16,100,000. In this instance, the reversion figure contributes approximately 44% of the total value. Investors surveyed for this assignment indicated they

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

DISCOUNTED CASH FLOW ANALYSIS

                              PLAINVIEW APARTMENTS

               YEAR                    APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
           FISCAL YEAR                     1             2             3             4             5             6
----------------------------------------------------------------------------------------------------------------------
REVENUE
 Base Rent                            $3,612,372    $3,684,619    $3,758,312    $3,833,478    $3,910,148    $4,007,901

 Vacancy                              $  913,117    $  368,462    $  375,831    $  383,348    $  391,015    $  400,790
 Credit Loss                          $  108,371    $  110,539    $  112,749    $  115,004    $  117,304    $  120,237
 Concessions                          $        0    $        0    $        0    $        0    $        0    $        0
                                      --------------------------------------------------------------------------------
  Subtotal                            $1,021,488    $  479,001    $  488,581    $  498,352    $  508,319    $  521,027

 Laundry Income                       $   21,555    $   21,986    $   22,426    $   22,874    $   23,332    $   23,915
 Garage Revenue                       $        0    $        0    $        0    $        0    $        0    $        0
 Other Misc. Revenue                  $  215,550    $  219,861    $  224,258    $  228,743    $  233,318    $  239,151
                                      --------------------------------------------------------------------------------
  Subtotal Other Income               $  237,105    $  241,847    $  246,684    $  251,618    $  256,650    $  263,066

                                      --------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                $2,827,989    $3,447,466    $3,516,415    $3,586,744    $3,658,479    $3,749,940

OPERATING EXPENSES:
 Taxes                                $  167,650    $  171,003    $  174,423    $  177,912    $  181,470    $  186,006
 Insurance                            $   83,825    $   85,502    $   87,212    $   88,956    $   90,735    $   93,003
 Utilities                            $  526,900    $  537,438    $  548,187    $  559,150    $  570,334    $  584,592
 Repair & Maintenance                 $   95,800    $   97,716    $   99,670    $  101,664    $  103,697    $  106,289
 Cleaning                             $   47,900    $   48,858    $   49,835    $   50,832    $   51,849    $   53,145
 Landscaping                          $   71,850    $   73,287    $   74,753    $   76,248    $   77,773    $   79,717
 Security                             $        0    $        0    $        0    $        0    $        0    $        0
 Marketing & Leasing                  $   43,110    $   43,972    $   44,852    $   45,749    $   46,664    $   47,830
 General Administrative               $  383,200    $  390,864    $  398,681    $  406,655    $  414,788    $  425,158
 Management                           $  141,399    $  172,373    $  175,821    $  179,337    $  182,924    $  187,497
 Miscellaneous                        $  119,750    $  122,145    $  124,588    $  127,080    $  129,621    $  132,862

                                      --------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES              $1,681,384    $1,743,158    $1,778,021    $1,813,582    $1,849,853    $1,896,100

 Reserves                             $  119,750    $  122,145    $  124,588    $  127,080    $  129,621    $  132,862

                                      --------------------------------------------------------------------------------
NET OPERATING INCOME                  $1,026,855    $1,582,163    $1,613,806    $1,646,082    $1,679,004    $1,720,979

 Operating Expense Ratio (% of EGI)         59.5%         50.6%         50.6%         50.6%         50.6%         50.6%
 Operating Expense Per Unit           $    3,510    $    3,639    $    3,712    $    3,786    $    3,862    $    3,958

               YEAR                    APR-2010      APR-2011      APR-2012      APR-2013      APR-2014
           FISCAL YEAR                     7             8             9            10            11
---------------------------------------------------------------------------------------------------------
REVENUE
 Base Rent                            $4,108,099    $4,210,801    $4,316,071    $4,423,973    $4,534,572

 Vacancy                              $  410,810    $  421,080    $  431,607    $  442,397    $  453,457
 Credit Loss                          $  123,243    $  126,324    $  129,482    $  132,719    $  136,037
 Concessions                          $        0    $        0    $        0    $        0    $        0
                                      ------------------------------------------------------------------
  Subtotal                            $  534,053    $  547,404    $  561,089    $  575,117    $  589,494

 Laundry Income                       $   24,513    $   25,126    $   25,754    $   26,398    $   27,058
 Garage Revenue                       $        0    $        0    $        0    $        0    $        0
 Other Misc. Revenue                  $  245,130    $  251,258    $  257,540    $  263,978    $  270,578
                                      ------------------------------------------------------------------
  Subtotal Other Income               $  269,643    $  276,384    $  283,294    $  290,376    $  297,635

                                      ------------------------------------------------------------------
EFFECTIVE GROSS INCOME                $3,843,689    $3,939,781    $4,038,276    $4,139,233    $4,242,713

OPERATING EXPENSES:
 Taxes                                $  190,657    $  195,423    $  200,309    $  205,316    $  210,449
 Insurance                            $   95,328    $   97,712    $  100,154    $  102,658    $  105,225
 Utilities                            $  599,207    $  614,187    $  629,541    $  645,280    $  661,412
 Repair & Maintenance                 $  108,947    $  111,670    $  114,462    $  117,324    $  120,257
 Cleaning                             $   54,473    $   55,835    $   57,231    $   58,662    $   60,128
 Landscaping                          $   81,710    $   83,753    $   85,847    $   87,993    $   90,193
 Security                             $        0    $        0    $        0    $        0    $        0
 Marketing & Leasing                  $   49,026    $   50,252    $   51,508    $   52,796    $   54,116
 General Administrative               $  435,787    $  446,681    $  457,848    $  469,295    $  481,027
 Management                           $  192,184    $  196,989    $  201,914    $  206,962    $  212,136
 Miscellaneous                        $  136,183    $  139,588    $  143,078    $  146,655    $  150,321

                                      ------------------------------------------------------------------
TOTAL OPERATING EXPENSES              $1,943,502    $1,992,090    $2,041,892    $2,092,939    $2,145,263

 Reserves                             $  136,183    $  139,588    $  143,078    $  146,655    $  150,321

                                      ------------------------------------------------------------------
NET OPERATING INCOME                  $1,764,004    $1,808,104    $1,853,306    $1,899,639    $1,947,130

 Operating Expense Ratio (% of EGI)         50.6%         50.6%         50.6%         50.6%         50.6%
 Operating Expense Per Unit           $    4,057    $    4,159    $    4,263    $    4,369    $    4,479

Estimated Stabilized NOI      $1,551,140         Sales Expense Rate             2.00%
Months to Stabilized                  12         Discount Rate                 11.00%
Stabilized Occupancy                90.0%        Terminal Cap Rate              9.50%

Gross Residual Sale Price      $ 20,496,105      Deferred Maintenance         -$  1,000,000
  Less: Sales Expense          $    409,922      Add: Excess Land              $          0
                               ------------
Net Residual Sale Price        $ 20,086,183      Other Adjustments             $          0
                                                                               ------------
PV of Reversion                $  7,074,042      Value Indicated By "DCF"      $ 16,109,644
Add: NPV of NOI                $ 10,035,603                     Rounded        $ 16,100,000
                               ------------
PV Total                       $ 17,109,644

                          "DCF" VALUE SENSITIVITY TABLE

                                                               DISCOUNT RATE
                                 ------------------------------------------------------------------------
         TOTAL VALUE                10.50%          10.75%          11.00%        11.25%         11.50%
---------------------------------------------------------------------------------------------------------
                       9.00%     $18,095,712     $17,795,902     $17,502,647   $17,215,782    $16,935,148
                       9.25%     $17,884,580     $17,589,487     $17,300,835   $17,018,460    $16,742,205
TERMINAL CAP RATE      9.50%     $17,684,561     $17,393,937     $17,109,644   $16,831,523    $16,559,417
                       9.75%     $17,494,798     $17,208,415     $16,928,259   $16,654,172    $16,386,003
                      10.00%     $17,314,524     $17,032,169     $16,755,942   $16,485,689    $16,221,260

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

INCOME LOSS DURING LEASE-UP

The subject is currently 62% occupied, below our stabilized occupancy projection. We have estimated a 12-month lease-up period. An adjustment must be made to bring the subject to a stabilized operating level. To account for this income loss during lease-up, we have compared the current DCF analysis to an "as stabilized" DCF analysis assuming the subject's occupancy were stabilized. The difference in net operating income during the lease-up period is discounted to a present value figure of $472,000 as shown in the following table.

            DESCRIPTION                  YEAR 1
-------------------------------------------------
"As Is" Net Operating Income           $1,026,855
Stabilized Net Operating Income        $1,551,140

                                       ----------
Difference                             $  524,286

PV of Income Loss During Lease-Up      $  472,329

                                       ----------
                           Rounded     $  472,000
                                       ----------

CONCESSIONS

Concessions have historically not been utilized at the subject property. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 8.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

                              PLAINVIEW APARTMENTS

                                                         TOTAL       PER SQ. FT.  PER UNIT      %OF EGI
-------------------------------------------------------------------------------------------------------
REVENUE
    Base Rent                                         $ 3,612,372    $     7.60   $  7,541

    Less: Vacancy & Collection Loss        13.00%     $   469,608    $     0.99   $    980

    Plus: Other Income
      Laundry Income                                  $    21,555    $     0.05   $     45        0.64%
      Garage Revenue                                  $         0    $     0.00   $      0        0.00%
      Other Misc. Revenue                             $   215,550    $     0.45   $    450        6.38%
                                                      ------------------------------------------------
          Subtotal Other Income                       $   237,105    $     0.50   $    495        7.02%

EFFECTIVE GROSS INCOME                                $ 3,379,869    $     7.11   $  7,056

OPERATING EXPENSES:
    Taxes                                             $   167,650    $     0.35   $    350        4.96%
    Insurance                                         $    83,825    $     0.18   $    175        2.48%
    Utilities                                         $   526,900    $     1.11   $  1,100       15.59%
    Repair & Maintenance                              $    95,800    $     0.20   $    200        2.83%
    Cleaning                                          $    47,900    $     0.10   $    100        1.42%
    Landscaping                                       $    71,850    $     0.15   $    150        2.13%
    Security                                          $         0    $     0.00   $      0        0.00%
    Marketing & Leasing                               $    43,110    $     0.09   $     90        1.28%
    General Administrative                            $   383,200    $     0.81   $    800       11.34%
    Management                             5.00%      $   168,993    $     0.36   $    353        5.00%
    Miscellaneous                                     $   119,750    $     0.25   $    250        3.54%
TOTAL OPERATING EXPENSES                              $ 1,708,978    $     3.60   $  3,568       50.56%

    Reserves                                          $   119,750    $     0.25   $    250        3.54%

                                                      ------------------------------------------------
NET OPERATING INCOME                                  $ 1,551,140    $     3.26   $  3,238       45.89%

    "GOING IN" CAPITALIZATION RATE                           8.50%

    VALUE INDICATION                                  $18,248,708    $    38.41   $ 38,098

    DEFERRED MAINTENANCE                             ($ 1,000,000)

    LESS: LEASE-UP COST                              ($   472,000)

    0

    "AS IS" VALUE INDICATION
        (DIRECT CAPITALIZATION APPROACH)              $16,776,708

                            ROUNDED                   $16,800,000    $    35.36   $ 35,073

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 37
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE          VALUE            ROUNDED         $/UNIT          $/SF
------------------------------------------------------------------------
  7.75%        $18,542,712       $18,500,000       $38,622        $38.93
  8.00%        $17,917,253       $17,900,000       $37,370        $37.67
  8.25%        $17,329,699       $17,300,000       $36,117        $36.41
  8.50%        $16,776,708       $16,800,000       $35,073        $35.36
  8.75%        $16,255,317       $16,300,000       $34,029        $34.30
  9.00%        $15,762,891       $15,800,000       $32,985        $33.25
  9.25%        $15,297,083       $15,300,000       $31,942        $32.20

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $16,800,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis    $16,100,000
Direct Capitalization Method     $16,800,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $16,500,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 38
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                       Not Utilized
Sales Comparison Approach           $ 16,500,000
Income Approach                     $ 16,500,000
Reconciled Value                    $ 16,500,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of June 5, 2003 the market value of the fee simple estate in the property is:

                                   $16,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

                               SUBJECT PHOTOGRAPHS

                 [PICTURE]                                 [PICTURE]

            ENTRANCE TO SUBJECT                     VIEW OF LEASING OFFICE

                 [PICTURE]                                 [PICTURE]

VIEW OF POOL INSIDE CLUBHOUSE/LEASING OFFICE  ANOTHER INTERIOR VIEW OF CLUBHOUSE

                 [PICTURE]                                 [PICTURE]

     VIEW OF BUILDINGS UNDER RENOVATION              VIEW OF OUTDOOR POOL

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

                               SUBJECT PHOTOGRAPHS

             [PICTURE]                                       [PICTURE]

     INTERIOR VIEW - MODEL UNIT                     INTERIOR VIEW - MODEL UNIT

             [PICTURE]                                       [PICTURE]

EXTERIOR VIEW OF BUILDING CONTAINING                 TYPICAL BUILDING EXTERIOR

             [PICTURE]                                       [PICTURE]

     BUILDING EXTERIOR, PHASE I                     BUILDING EXTERIOR, PHASE II

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

       COMPARABLE I-1                            COMPARABLE I-2
          MALLGATE                  REGENT PARK (FORMERLY DORAL APARTMENTS)
    514 Brightwood Place                9400 Hurstbourne Park Boulevard
       Louisville, KY                            Louisville, KY

         [PICTURE]                                 [PICTURE]

       COMPARABLE I-3                            COMPARABLE I-4
HURSTBOURNE GRAND APARTMENTS                       RIVER OAK
    8916 Marksfield Road                      2400 MELLWOOD AVENUE
       Louisville, KY                            LOUISVILLE, KY

         [PICTURE]                                 [PICTURE]

       COMPARABLE I-5

            N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                         COMPARABLE
          DESCRIPTION                                SUBJECT                                                R - 1
---------------------------------------------------------------------------------------------------------------------------------
 Property Name                      Plainview Apartments                               Hurstbourne Grand Apartments
 Management Company                 AIMCO
LOCATION:
 Address                            1000 Stone Spring Way                              8916 Marksfield Road
 City, State                        Louisville, Kentucky                               Louisville, KY
 County                             Jefferson                                          Jefferson
 Proximity to Subject                                                                  2 miles NW of subject
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)             475,159                                            547,480
 Year Built                         1972                                               1972,76
 Effective Age                      25                                                 25
 Building Structure Type            Brick, stone, stucco, pitched comp roofs           Brick, flat and gable-style roofs
 Parking Type (Gr., Cov., etc.)     Open, carports                                     Open, carports
 Number of Units                    479                                                410
 Unit Mix:                                   Type               Unit  Qty.  Mo. Rent      Type           Unit   Qty.        Mo.
                                    1 1Br/1Ba - 1A102            489   16     $492     5 1Br/1Ba        1,075    NA       $  695
                                    2 1Br/1Ba - 1B101            530   31     $443     6 1Br/1Ba        1,095    NA       $  695
                                    3 1Br/1Ba - 1C101            688   33     $502     7 1Br/1Ba        1,160    NA       $  720
                                    4 1Br/1Ba - 1D15LF           772   16     $381     8 2Br/2Ba        1,340    NA       $  850
                                    5 1Br/1Ba - 1E15LF           805   32     $545     9 2Br/2Ba        1,430    NA       $  870
                                    6 1Br/1Ba - 1F101            817   80     $508     10 2Br/2Ba       1,435    NA       $  825
                                    7 1Br/1Ba - 1G101            830   16     $572     12 3Br/2Ba       1,660    NA       $1,115
                                    8 2Br/2Ba - 2J201-2J202    1,032   88     $644     13 3Br/2Ba       1,725    NA       $1,145
                                    9 2Br/2.5BaTH - 2K25       1,090   15     $660     14 3Br/2Ba       1,775    NA       $1,150
                                    10 2Br/2Ba - 2L201-2L202   1,179   32     $652
                                    11 2Br/2Ba - 2M201 - 2M    1,225    8     $638
                                    12 2Br/2.5Ba - 2N25TF      1,328   35     $702
                                    13 3Br/2Ba - 3P201-3P202   1,361   55     $717
                                    14 3Br/2.5Ba - 3Q25TF      1,610   22     $831
 Average Unit Size (SF)             992                                                1,335
 Unit Breakdown:                    Efficiency         0%      2-Bedroom     37%       Efficiency      NA     2-Bedroom      NA
                                    1-Bedroom         47%      3-Bedroom     16%       1-Bedroom       NA     3-Bedroom      NA
CONDITION:                          Fair                                               Average
APPEAL:                             Average                                            Good
AMENITIES:
 Unit Amenities                              Attach. Garage          Vaulted Ceiling        Attach. Garage        Vaulted Ceiling
                                    X        Balcony           X     W/D Connect.      X    Balcony           X   W/D Connect.
                                    X        Fireplace               Other                  Fireplace             Other
                                    X        Cable TV Ready                            X    Cable TV Ready
 Project Amenities                  X        Swimming Pool                             X    Swimming Pool
                                    X        Spa/Jacuzzi             Car Wash               Spa/Jacuzzi           Car Wash
                                             Basketball Court        BBQ Equipment     X    Basketball Court      BBQ Equipment
                                             Volleyball Court        Theater Room           Volleyball Court      Theater Room
                                             Sand Volley Ball  X     Meeting Hall           Sand Volley Ball  X   Meeting Hall
                                    X        Tennis Court            Secured Parking   X    Tennis Court          Secured Parking
                                             Racquet Ball      X     Laundry Room           Racquet Ball      X   Laundry Room
                                             Jogging Track     X     Business Office        Jogging Track     X   Business Office
                                             Gym Room                                  X    Gym Room
OCCUPANCY:                          62%                                                83%
LEASING DATA:
 Available Leasing Terms            3 to 12 months                                     3 to 15 months
 Concessions                        1 mo free on selected units; 5% for                One month free; $100 off on selected
                                    select employers                                   units
 Pet Deposit                        $200                                               $300
 Utilities Paid by Tenant:          X        Electric                Natural Gas       X    Electric          X   Natural Gas
                                    X        Water                   Trash             X    Water             X   Trash
 Confirmation                       June 4, 2003; Vickie Johnson (Property Manager)    June 24, 2003; (Leasing Agent)
 Telephone Number                   (502)245-7894                                      (502)426-3300
NOTES:
 COMPARISON TO SUBJECT:                                                                Slightly Superior

                                                    COMPARABLE                                        COMPARABLE
         DESCRIPTION                                  R - 2                                              R - 3
----------------------------------------------------------------------------------------------------------------------------------
 Property Name                      Churchill Apartments                                Mallgate
 Management Company                 AIMCO
LOCATION:
 Address                            7204 Churchill Park Drive                           514 Brightwood Place
 City, State                        Louisville, KY                                      Louisville, KY
 County                             Jefferson                                           Jefferson
 Proximity to Subject               3 miles SW of subject                               2.5 miles NW of subject
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)             310,437                                             516,312
 Year Built                         1969                                                1968
 Effective Age                      30                                                  30
 Building Structure Type            Brick, composition shingle roofs                    Brick, siding, flat roofs
 Parking Type (Gr., Cov., etc.)     Open                                                Open
 Number of Units                    384                                                 540
 Unit Mix:                              Type                 Unit   Qty.     Mo.          Type                  Unit   Qty.   Mo.
                                    4 1Br/1Ba                  736  144     $529        1 Studio                  556   22   $459
                                    7 2Br/1Ba                  939  104     $639        2 1Br/1Ba                 556   26   $469
                                    8 2Br/1.5Ba              1,014  104     $669        4 1Br/1Ba                 768  148   $520
                                    12 3Br/2Ba               1,309   32     $869        8 2Br/2Ba               1,065  284   $619
                                                                                        11 3Br/2Ba              1,225   60   $789
 Average Unit Size (SF)             808                                                 956
 Unit Breakdown:                    Efficiency       0%      2-Bedroom      54%         Efficiency       4%     2-Bedroom    53%
                                    1-Bedroom       38%      3-Bedroom       8%         1-Bedroom       32%     3-Bedroom    11%
CONDITION:                          Average                                             Average
APPEAL:                             Average                                             Average
AMENITIES:
 Unit Amenities                            Attach. Garage           Vaulted Ceiling          Attach. Garage        Vaulted
                                                                                                                   Ceiling
                                           Balcony           X      W/D Connect.        X    Balcony            X  W/D Connect.
                                           Fireplace                Other                    Fireplace             Other
                                    X      Cable TV Ready                               X    Cable TV Ready
 Project Amenities                  X      Swimming Pool                                X    Swimming Pool
                                           Spa/Jacuzzi              Car Wash                 Spa/Jacuzzi           Car Wash
                                           Basketball Court  X      BBQ Equipment       X    Basketball Court      BBQ Equipment
                                           Volleyball Court         Theater Room        X    Volleyball Court      Theater Room
                                    X      Sand Volley Ball  X      Meeting Hall        X    Sand Volley Ball   X  Meeting Hall
                                    X      Tennis Court             Secured Parking     X    Tennis Court          Secured Parking
                                           Racquet Ball      X      Laundry Room             Racquet Ball       X  Laundry Room
                                           Jogging Track     X      Business Office          Jogging Track      X  Business Office
                                    X      Gym Room                                     X    Gym Room
OCCUPANCY:                          90%                                                 73%
LEASING DATA:
 Available Leasing Terms            3 to 12 months                                      6 to 12 months
 Concessions                        1.5 month free on 12-month lease                    One month free on 12-month lease
 Pet Deposit                        $200                                                $300
 Utilities Paid by Tenant:          X      Electric                 Natural Gas         X    Electric           X  Natural Gas
                                           Water                    Trash               X    Water              X  Trash
 Confirmation                       June 24, 2003; (Leasing Agent)                      June 24, 2003; (Leasing Agent)
 Telephone Number                   (502)499-2000                                       (502)896-0373
NOTES:
 COMPARISON TO SUBJECT:             Slightly Superior                                   Slightly Superior

                                                    COMPARABLE                                       COMPARABLE
         DESCRIPTION                                  R - 4                                             R - 5
--------------------------------------------------------------------------------------------------------------------------------
 Property Name                      East Chase Apartments                           Vieux Carre
 Management Company
LOCATION:
 Address                            1700 Somerset Place                             9811 Vieux Carre Drive
 City, State                        Louisville, KY                                  Louisville, KY
 County                             Jefferson                                       Jefferson
 Proximity to Subject               1 mile SW of subject                            0.5 mile N of subject
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)             375,200                                         400,316
 Year Built                         1986                                            1973, 1980
 Effective Age                      17                                              25
 Building Structure Type            Brick, composition shingle roofs                Brick and wood siding, flat with mansard roofs
 Parking Type (Gr., Cov., etc.)     Open                                            Open
 Number of Units                    440                                             375
 Unit Mix:                                 Type           Unit     Qty.      Mo.             Type             Unit  Qty.     Mo.
                                    4 1Br/1Ba               750    224      $580    3 1Br/1Ba                688     24     $489
                                    7 2Br/1Ba               850     98      $655    4 1Br/1Ba                800     48     $519
                                    8 2Br/2Ba             1,050    118      $720    5 1Br/1Ba                850     48     $539
                                                                                    8 2Br/2Ba                1,028   43     $599
                                                                                    9 2Br/2Ba                1,100  112     $629
                                                                                    10 2Br/1.5Ba             1,200   16     $719
                                                                                    12 2Br/2Ba               1,300   24     $779
                                                                                    13 2Br/2Ba               1,400   32     $749
                                                                                    14 2Br/2Ba               1,500   28     $829
 Average Unit Size (SF)             853                                             1,068
 Unit Breakdown:                    Efficiency        0%     2-Bedroom      0%      Efficiency       0%      2-Bedroom      0%
                                    1-Bedroom         0%     3-Bedroom      0%      1-Bedroom        0%      3-Bedroom      0%
CONDITION:                          Average                                         Average
APPEAL:                             Average                                         Average
AMENITIES:
 Unit Amenities                           Attach. Garage     X   Vaulted Ceiling         Attach. Garage          Vaulted Ceiling
                                    X     Balcony            X   W/D Connect.       X    Balcony           X     W/D Connect.
                                    X     Fireplace              Other              X    Fireplace               Other
                                    X     Cable TV Ready                            X    Cable TV Ready
 Project Amenities                  X     Swimming Pool                             X    Swimming Pool
                                          Spa/Jacuzzi            Car Wash           X    Spa/Jacuzzi             Car Wash
                                          Basketball Court       BBQ Equipment           Basketball Court        BBQ Equipment
                                          Volleyball Court       Theater Room       X    Volleyball Court        Theater Room
                                          Sand Volley Ball   X   Meeting Hall            Sand Volley Ball  X     Meeting Hall
                                    X     Tennis Court           Secured Parking    X    Tennis Court            Secured Parking
                                          Racquet Ball       X   Laundry Room            Racquet Ball      X     Laundry Room
                                          Jogging Track      X   Business Office         Jogging Track     X     Business Office
                                    X     Gym Room                                  X    Gym Room
OCCUPANCY:                          86%                                             87%
LEASING DATA:
 Available Leasing Terms            6, 9 or 12 months                               9 or 12 months
 Concessions                        One month free                                  1 month free on 12-month lease
 Pet Deposit                        $300                                            $100
 Utilities Paid by Tenant:          X     Electric               Natural Gas        X    Electric          X     Natural Gas
                                    X     Water                  Trash              X    Water             X     Trash
 Confirmation                       June 24, 2003; (Leasing Agent)                  June 24, 2003; (Leasing Agent)
 Telephone Number                   (502)499-2200                                   (502)244-6000
NOTES:
 COMPARISON TO SUBJECT:             Superior                                        Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

       COMPARABLE R-L                COMPARABLE R-2            COMPARABLE R-3
HURSTBOURNE GRAND APARTMENTS      CHURCHILL APARTMENTS            MALLGATE
    8916 Marksfield Road       7204 Churchill Park Drive    514 Brightwood Place
       Louisville, KY               Louisville, KY             Louisville, KY

         [PICTURE]                     [PICTURE]                 [PICTURE]

       COMPARABLE R-4               COMPARABLE R-5
   EAST CHASE APARTMENTS              VIEUX CARRE
    1700 Somerset Place            9811 Vieux Carre
       Louisville, KY            Louisville Drive, KY

         [PICTURE]                     [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Kim Cook provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                  /s/ Jeff W. Briggs
                                               -----------------------------
                                                      Jeff Briggs, MAI
                                         Engagement Director, Real Estate Group
                                        Commonwealth of Kentucky State Certified
                                        General Real Property Appraiser #002611

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

                               JEFF W. BRIGGS, MAI

                     ENGAGEMENT DIRECTOR, REAL ESTATE GROUP

POSITION Jeff W. Briggs is an engagement director for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

 Valuation                 Mr. Briggs' valuation experience includes all types
                           of industrial property, Class A office buildings, regional malls, neighborhood and community shopping centers, apartments, hotels, and both daily fee and private golf facilities. He has appraised the vacant land of farms and ranches, single-family residential subdivisions, commercial subdivisions, commercial urban properties, and conservation easements.
                           Special-purpose property valuations he has performed include a large pork production facility, cemeteries, nursing homes, and outpatient surgical clinics.
                           Purchase price allocation assignments included valuation of the land components of a professional sports stadium and a pork production facility. Mr.
                           Briggs has completed assignments in over 30 states throughout the country.

 Court Mr. Briggs has testified as an expert witness in federal bankruptcy court and assisted in condemnation assignments for the Texas Highway Department.

 Business Mr. Briggs joined AAA in 2000. Prior to joining AAA, he was a manager in the Dallas office of Arthur Andersen LLP from 1996 to 1999. Previously, Mr. Briggs had served as a senior appraiser for Wilson K. Mason Company and Integrated Evaluation, both Dallas real estate appraisal companies, and had been employed by Harvey Cornwell and Associates, also a Dallas-based real estate valuation firm.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

EDUCATION                  University of North Texas
                            Bachelor of Business Administration - Real Estate

PROFESSIONAL               Appraisal Institute, MAI Designated Member

 AFFILIATIONS

STATE CERTIFICATIONS       State of Arizona, Certified General Real Estate
                           Appraiser,
                           #31114
                           State of Arkansas, State Certified General Appraiser,
                           #CG1588N
                           State of Indiana, Certified General Appraiser,
                           #CG40200493
                           Commonwealth of Kentucky, Certified General Real
                           Property Appraiser, #002611
                           State of Michigan, Certified General Appraiser,
                           #1201068301
                           State of Minnesota, Certified General Real Property
                           Appraiser, #AP-20280553
                           State of Mississippi, State Certified General Real
                           Estate
                           Appraiser, #GA-625
                           State of Oregon, State Certified General Appraiser,
                           #C000713
                           Commonwealth of Pennsylvania, Certified General
                           Appraiser, #GA001870
                           State of Texas, State Certified General Real Estate
                           Appraiser, #TX-1321403-G
                           State of Washington, Certified General Real Estate
                           Appraiser, #1101000

AMERICAN APPRAISAL ASSOCIATES, INC.
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
PLAINVIEW APARTMENTS, LOUISVILLE, KENTUCKY

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.